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                                                                     Exhibit 5.1


                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                             Telephone 617-832-1000
                             Facsimile 617-832-7000
                               http://www.fhe.com

                                                     April 13, 2001

NetGenesis Corp.
One Alewife Center
Cambridge, Massachusetts 02140

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by NetGenesis Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to the offering by the Company of up to 1,000,000 shares (the "Shares") of its common stock, par value $.001 per share, issuable upon exercise of stock options and other awards granted or to be granted pursuant to the NetGenesis Corp. 2001 Nonqualified Stock Plan (the "Plan").

         In arriving at the opinion expressed below, we have examined and relied on the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         We assume that all Shares issued upon exercise of options or pursuant to other awards granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the award of Shares, will be greater than or equal to the par value per share of the Shares.

         Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards duly granted pursuant to the Plan and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

         This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.



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NetGenesis Corp.
April 13, 2001
Page 2.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, "Interests of Named Experts and Counsel." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                           FOLEY, HOAG & ELIOT LLP


                                           By: /s/ Robert W. Sweet, Jr.
                                              ----------------------------------
                                              a Partner


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